UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 26, 2020

vTv Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37524 (Commission File No.)	47-3916571 (IRS Employer Identification No.)

3980 Premier Drive, Suite 310 High Point, NC 27265 (Address of principal executive offices)

(336) 841-0300

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	VTVT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02 Results of Operations and Financial Condition

Information in Item 8.01 under the heading ATM Offering Update regarding our current liquidity is incorporated by reference in this item 2.02.

Item 8.01 Other Events

TTP399 - FDA Type C Meeting Responses and Development Plan Updates

On September 24, 2020, the FDA provided additional written responses to vTv Therapeutics Inc. (the “Company”) in connection with the Company’s pivotal study development plans for TTP399 as an oral adjunct therapy to insulin for people with type 1 diabetes.  Based upon the responses provided, the Company plans to conduct a placebo-controlled six-month clinical trial in approximately 400 subjects, followed by a second placebo-controlled six-month clinical trial to be initiated nine to twelve months after initiation of the first pivotal trial.  The Company would also include a six-month open label extension in the first clinical trial to provide patient data of the necessary duration to support the safety and efficacy of TTP399.  In its response, the FDA confirmed that the effect size of TTP399 on events of hypoglycemia as demonstrated in the Phase 2 SimpliciT-1 Study are clinically meaningful and that a reduction in events of hypoglycemia would be an acceptable clinical endpoint for evaluation of a therapy for the treatment of type 1 diabetes. The Company is planning to initiate a mechanistic study of TTP399 in the first quarter of 2021 in a small number of patients with type 1 diabetes to determine the impact of TTP399 on ketone body formation during a period of acute insulin withdrawal. The Company proposed the mechanistic study to the FDA, and the FDA recommended that the study be performed in support of the planned pivotal trials.  The results of this mechanistic study will provide additional evidence to demonstrate the effects of TTP399 on diabetic ketoacidosis (“DKA”) in patients with type 1 diabetes.

Azeliragon - Elevage Study Update

On September 30, 2020, the Company concluded enrollment of the Elevage Study of azeliragon.  Forty-three (43) patients with mild probable Alzheimer’s disease and type 2 diabetes were enrolled in the study.  The study is designed to evaluate the effect of six-months of treatment with azeliragon on cognitive performance. The Company plans to report top-line results for substantially all of the enrolled patients during December 2020, earlier than previously expected.  The objective of the Elevage Study is to replicate in a randomized double-blind, placebo controlled study the results observed in a post hoc analysis of the phase 3 STEADFAST trial A-Study in which a subgroup of forty-seven (47) patients with mild Alzheimer’s disease and type 2 diabetes treated with azeliragon demonstrated nominally statistically significant improvements in cognition on the ADAS-cog11 scale of 5.5 points (p=0.006) at month 18 compared to the same subgroup of patients treated with placebo.  Azeliragon associated improvement was nominally significant as early as month 6 on the ADAS-cog11 scale (4.9 points, p<0.001).

ATM Offering Update

As previously reported, on April 24, 2020, the Company entered into a Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor Fitzgerald”), pursuant to which the Company may offer and sell, from time to time, through or to Cantor Fitzgerald, as sales agent or principal, shares of the Company’s Class A common stock, par value $0.01 per share, having an aggregate offering price of up to $13.0 million (the “ATM Offering”). During the nine months ended September 30, 2020, the Company sold 3,847,405 shares of common stock under the ATM Offering at then-market prices for total gross proceeds of approximately $10.2 million.

In connection with the on-going activities under the ATM Offering, the Company is reporting its estimated liquidity sources as of September 30, 2020.  As of the close of the quarter, the Company has estimated liquidity sources that include cash and cash equivalents of $1.8 million and $3.0 million of remaining funds that have not been drawn under the letter agreement dated December 23, 2019 between the Company and MacAndrews and Forbes Group LLC.  Further, the Company has remaining availability of approximately $2.8 million under the ATM Offering pursuant to which the Company may offer and sell, from time to time, shares of the Company’s Class A Common Stock at then current market prices.

Estimated liquidity is subject to revision as we prepare our financial statements and other disclosures as of and for the quarter ended September 30, 2020, including all disclosures required by GAAP. Because we have not completed our  quarterly closing and review procedures for the quarter ended September 30, 2020, and subsequent events may occur that require adjustments to these results, the final results and other disclosures for the quarter ended September 30, 2020 may differ materially from these estimates. These estimates should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VTV THERAPEUTICS INC.

By:	/s/ Rudy C. Howard
Name:	Rudy C. Howard
Title:	Chief Financial Officer

Dated: October 26, 2020